Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

Sterling Bancorp

400 Rella Blvd.

Montebello, New York 10901

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 6, 2017, to the Board of Directors of Sterling Bancorp (“Sterling”) as Annex C to, and reference thereto under the headings “SUMMARY — Opinions of Sterling’s Financial Advisors — Opinion of Citigroup Global Markets Inc.” and “THE MERGER — Opinion of Citigroup Global Markets Inc.” in, the joint proxy statement/prospectus relating to the proposed transaction involving Sterling and Astoria Financial Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Sterling (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

April 5, 2017